Exhibit 10.5

November 5, 2014

Bruce F. Scharschmidt

Re: Amended Terms of Employment

Dear Bruce:

You have informed us that you wish to transition from full time employment into a part time advisory role sometime between April and June 2015. Hyperion Therapeutics, Inc. (the “Company”) is pleased to accommodate your request on the terms and conditions outlined in this letter (the “Amendment”).

1. Position and Duties. Your job title with the Company will remain Chief Medical and Development Officer until the Transition Effective Date (as defined below), at which time you will transition into your new role and your title will change to Emeritus Chief Medical Officer reporting to the Company’s Chief Executive Officer. After the Transition Effective Date, your employment status with the Company will be that of a part time, exempt employee, and we anticipate that you will work approximately half time, or no less than thirty (30) hours per week. Your responsibilities will include all duties customarily associated with your position, as well as any additional duties assigned to you by your supervisor or the Company. The Company may modify your job title, work location, duties, and responsibilities from time to time as it deems necessary.

2. Transition Effective Date and Transition Period. Your transition to the new position and work schedule will take place on the earlier of: (1) the start date of the Company’s new Chief Medical Officer or (2) a mutually agreed date falling between April and June 2015 (the “Transition Effective Date”), but no earlier than January 1, 2015. The Company anticipates that it will begin a search for a replacement Chief Medical Officer in November 2014 or shortly thereafter. Your employment with the Company in the Emeritus Chief Medical Officer position will be temporary, and will automatically terminate 12 months after the Transition Effective Date (with such 12 month period being defined as the “Transition Period”) unless you and the Company agree otherwise in writing at least 45 days before the expiration of the Transition Period. While the Company anticipates that your employment in your new position will continue for the entire Transition Period, you will be employed at all times on an at-will basis as described in Section 8 below, and either you or the Company may terminate your

2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005

employment at any time during or prior to the expiration of the Transition Period. Additionally, your completion of the Transition Period and/or the extension of your employment beyond the Transition Period will not constitute a guarantee or assurance of continued employment for any duration or length of time. Unless the term of your employment is extended in writing as permitted in this Section 2, the termination of your employment upon the expiration of the Transition Period shall not constitute a termination without Cause or a resignation for Good Reason for purposes of the CIC Agreement (as defined below), and the Company will not owe you any severance or other compensation beyond any accrued but unpaid salary, vacation and expense reimbursement that is payable in accordance with applicable law.

3. Compensation.

a. Base Salary. After the Transition Effective Date, you annual base salary will be Two Hundred Thousand Dollars ($200,000.00), payable in accordance with the Company’s normal payroll procedures. Your salary normally will be reviewed annually, beginning in 2016, and may be increased or decreased in connection with any such review.

b. Withholding. The Company shall withhold federal, state and local income, employment or other taxes as required by applicable law from all compensation or benefits paid to you in connection with your employment. You understand that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you agree that you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your employment arrangement and/or compensation

4. Equity and Benefits. Your existing equity grants, if any, shall continue to vest on the terms and conditions stated in your grant documents and the 2012 Omnibus Incentive Plan, the 2006 Equity Incentive Plan after the Transition Effective Date. The grant, exercise, forfeiture and other terms and conditions of the stock options shall be governed by and subject to the Company’s 2012 Omnibus Incentive Plan and 2006 Equity Incentive Plan, respectively. Subject to the terms and conditions of the applicable benefit plan documents, you will also continue to be eligible to participate in Company-sponsored medical, retirement and other benefits as approved by the Board of Directors and as offered by the Company.

5. Paid Leave and Holidays. Your eligibility and entitlement to accrued paid leave benefits existing as of the Transition Effective Date will continue to be governed by the terms and conditions of the applicable benefit plans or policies, which are subject to change or discontinuation at any time.

6. Company Policies; Existing Agreements. You shall remain subject to all Company policies and procedures before and after the Transition Effective Date. The following agreements that you entered into with the Company during your employment shall remain in full force and effect, except as modified herein, following the execution of this Amendment, and are incorporated by reference herein:

a.	Employee Proprietary Information and Inventions Agreement, dated March 18, 2008 and effective as of your first date of employment, April 28, 2008.

2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005

b.	Executive Change of Control and Severance Agreement, dated April 6, 2012 (the “CIC Agreement”).

c.	Indemnification Agreement, dated April 9, 2012.

7. Resignation of Positions. Upon the Transition Effective Date, you shall resign from all the offices, directorships, and other positions that you hold with the Company and any of its directly- and indirectly-owned subsidiaries and affiliates, including without limitation your position as Chief Medical and Development Officer of the Company. You agree that the changes in your compensation, benefits, position, duties and authority set forth in this Amendment do not constitute a termination without Cause or a basis for a resignation for Good Reason for purposes of the CIC Agreement.

8. “At Will” Employment. Your employment with the Company is and shall at all times be at will, meaning that your employment is not guaranteed for any specified period, and either the Company or you may terminate your employment at any time for any reason, with or without cause, and with or without advance notice. The at- will nature of your employment cannot be changed except through a writing signed by both you and the chair of the Company’s Board of Directors.

9. No Other Promises. No commitments affecting the terms of your employment or altering your at-will employment status are binding on the Company unless contained in a writing signed by both you and the chair of the Company’s Board of Directors. You also acknowledge that this Amendment is intended as written, and that no marginal notations or other revisions to this Amendment are binding on the Company unless expressly consented to in writing by the chair of the Company’s Board of Directors. You acknowledge that in deciding to accept this new employment position, you have not relied on any promises, commitments, statements or representations, whether spoken or in writing, made to you by any Company representative, except for what is expressly stated in this Amendment.

10. Other Terms. Either your or the Company’s failure to strictly enforce any term, or any breach, of this Amendment shall not waive any of your or its rights subsequently to strictly enforce that or any other term or breach. Each provision of this Amendment is severable, and a finding that a term of this Amendment is invalid, contrary to, or in conflict with, any law or regulation shall not affect the remainder of the Amendment. This Amendment shall be construed, governed by and enforced in accordance with the laws of the State of California, without regard to its conflicts of law principles.

* * * * *

2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005

If you have any questions or require additional information, please feel free to contact me. Please confirm your acceptance of this Amendment by signing this letter and returning the signed copy to Connie Kasteros by no later than the close of business on November 10, 2014.

Very truly yours,

HYPERION THERAPEUTICS, INC.

By:	/s/ Donald J. Santel
Donald J. Santel, CEO

I have read and understand the terms and conditions of at-will employment stated in this Amendment, and I accept continued employment with Hyperion Therapeutics, Inc. upon those terms and conditions:

/s/ Bruce F. Scharschmidt
Bruce F. Scharschmidt

Dated:	November 5, 2014

2000 Sierra Point Parkway, Suite 400, Brisbane, CA 94005